Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 and related Prospectus of GAMCO Investors, Inc. for the registration of 2,486,763 of its Class A Common Stock and to the incorporation by reference therein of our reports dated March 10, 2006, with respect to the consolidated financial statements of GAMCO Investors, Inc. GAMCO Investors, Inc.’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of GAMCO Investors, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2005, and the related financial statement schedules of GAMCO Investors, Inc. included therein, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

ERNST & YOUNG LLP
New York, New York
August 8, 2006